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Exhibit (d)(5)

SCIENTIFIC GAMES CORPORATION
2003 INCENTIVE COMPENSATION PLAN

TERMS AND CONDITIONS OF

EQUITY AWARDS TO NON-EMPLOYEE DIRECTORS

        THIS AGREEMENT, made as of the XXXX day of XXXXXXXXX, 20XX, between SCIENTIFIC GAMES CORPORATION (the "Company") and XXXXXXXXX (the "Participant").

        WHEREAS, the Compensation Committee (the "Committee") administers the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated (the "Plan");

        WHEREAS, the Committee has determined that the Participant is eligible to receive awards under the Plan by virtue of the Participant's provision of substantial services to the Company; and

        WHEREAS, the Committee may from time to time approve awards for the Participant in such amounts and at such times as the Committee may determine in its sole discretion, which awards shall be subject to the terms and conditions of the Plan and this Agreement, as such terms and conditions may be amended or supplemented from time to time by the Committee;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows.

        1.    Grants.    Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Participant may be granted the following types of awards ("Awards") with respect to the Company's Class A Common Stock ("Common Stock"). Any such Awards shall be granted pursuant to an Award notice, which will state the type of Award, the number of shares subject to the Award and any other terms determined by the Committee in its sole discretion.

        (a)   Stock Options ("Options")—representing a right to purchase shares of the Common Stock at an exercise price per share that is equal to or greater than the fair market value of a share of Common Stock on the date of grant. The Committee will generally set the exercise price of Options at the fair market value of the Common Stock on the date of grant. The Options do not become exercisable until satisfaction of an applicable vesting period. The Options are "Non-Qualified Stock Options" (i.e., they do not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986).

        (b)   Restricted Stock Units ("Units")—representing a right to receive shares of Common Stock following satisfaction of an applicable vesting period subject to the conditions, restrictions and limitations set forth in Section 6(e) of the Plan and in this Agreement.

        (c)   Performance Conditioned Restricted Stock Units ("Performance Units")—representing a right to receive shares of the Common Stock following satisfaction of an applicable vesting period and subject to performance requirements established by the Committee at the time of grant, which may be based on Company and/or individual performance criteria for an annual or other applicable performance period, and subject to such other conditions, restrictions and limitations set forth in Section 7 of the Plan and in this Agreement.

        2.    Incorporation of Plan by Reference.    All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

        3.    Restriction on Transfer of Awards.    Awards under the Plan may not be sold, assigned, transferred, pledged, hypothecated, margined, or otherwise encumbered or disposed of by the Participant, except for transfers upon the death of the Participant.

        4.    Vesting Schedule for Awards.    Unless otherwise set forth in the applicable Award notice, (a) an Award under the Plan granted on or after February 22, 2010 will generally be granted with a four-year ratable vesting schedule such that 25% of the total Award will vest on each of the first four anniversaries of the grant date and (b) an Award under the Plan granted prior to February 22, 2010 will unless specified otherwise by the Compensation Committee, be granted with a five-year ratable vesting schedule such that 20% of the total Award will vest on each of the first five anniversaries of the grant date. In the case of Performance Units, vesting will also be conditioned on satisfaction of performance criteria established by the Committee. With respect to such Performance Units, the Committee will determine whether the performance criteria applicable to an Award have been satisfied within 90 days following the end of the applicable performance period(s) (but not later than the March 15 following the year in which the performance period ended).

        5.    Method of Exercise of Vested Options.    Awards of Options, to the extent vested, shall be exercisable in whole or in part by the Participant delivering notice to the Plan Administrator (as defined below) in accordance with the terms of the Award. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise through any of the following means: (i) in cash, by certified check, bank cashier's check or wire transfer; (ii) through a brokered exercise with the Plan Administrator under which a portion of the proceeds from a sale are withheld for such exercise price; or (iii) if permitted by the Company at the time of exercise, by surrendering shares of Common Stock. The notification to the Plan Administrator shall be made in accordance with its procedures. The shares of Common Stock purchased upon the exercise of an Option shall be delivered as soon as practicable following exercise in accordance with the procedures established by the Company or the Plan Administrator from time to time. Options may only be exercised by the Participant or, if the Participant is incapacitated, by the Participant's guardian or legal representative; provided that an exercise by a guardian or legal representative shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative.

        6.    Distribution of Vested Units and Performance Units.    As soon as administratively practicable after each applicable vesting date of an Award of Units or Performance Units (generally within three business days and in no event more than 15 business days), the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units or Performance Units that vested as of an applicable vesting date.

        7.    Taxes.    The Participant shall be solely responsible for taxes under applicable federal, state, local or foreign law.

        8.    Expiration of Awards; Effect of Termination.

        (a)    Units and Performance Units.    Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any grant or award of Units or Performance Units (as the case may be):

            (i)  in the event the provision of services by the Participant terminates for any reason (other than by reason of death or "Disability" (as defined below)), all unvested Units and Performance Units shall be immediately forfeited; or

           (ii)  in the event the provision of services by the Participant terminates by reason of death or Disability, all unvested Units or Performance Units shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and, in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.

        (b)    Options.    The Options granted by the Company will expire at a date specified in the Award notice, which shall be not later than the tenth anniversary of the grant date (the "Scheduled Expiration

Date"). Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any grant or award of Options:

            (i)  in the event the provision of services by the Participant terminates for any reason (other than by reason of death or Disability), (A) all unvested Options shall immediately expire on the date of termination and (B) the portion of any Options that vested prior to such termination (other than a termination for "Cause" (as defined below)), in which event all such vested Options shall be immediately forfeited) shall remain exercisable until the earlier of three (3) months after such termination and the Scheduled Expiration Date and, in all other respects, shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options were granted; or

           (ii)  in the event the provision of services by the Participant terminates by reason of death or Disability, all unvested Options shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and such Options (together with the portion of any Options that vested prior to such death or termination) shall remain exercisable by the Participant (or, in the case of death, Participant's executor or administrator or Beneficiary (as defined below)) until the earlier of (A) the first anniversary of such death or termination and (B) the Scheduled Expiration Date, as the case may be, and, in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.

        For purposes of this Agreement, "Cause" shall mean any of the following: (i) the Participant's breach of the terms of any employment or other agreement with the Company or a subsidiary of the Company; (ii) the Participant's failure substantially to perform his or her duties; (iii) the Participant's material act or omission that is or may be injurious to the Company, monetarily or otherwise; (iv) the Participant's material violation of the Company's policies, including the Code of Conduct; and (v) the Participant's commission of a felony, any other crime involving moral turpitude or any act involving dishonesty or fraud. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. Any determination of whether the Participant's is (or is deemed to have been) terminated for Cause shall be made by the Committee in its discretion. The Participant's termination for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.

        For purposes of this Agreement, "Beneficiary" means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon such Participant's death. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits. A Beneficiary or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant and to any additional terms and conditions deemed necessary or appropriate by the Committee.

        For purposes of this Agreement, "Disability" shall mean the Participant's becoming eligible to receive benefits under any Company-sponsored long-term disability program under which the Participant is eligible for coverage.

        (c)    Last Day to Exercise an Option.    If an Option's expiration date determined under this Section 8 falls on a day which is not a business day, then the last day to exercise the Option shall be the last business day before such date.

        9.    Other Terms.

        (a)    No Shareholder Rights.    Until shares of Common Stock covered by an Award are issued to the Participant in connection with the exercise of an Option or the vesting of Units or Performance Units, the Participant shall have no voting, dividend or other rights as a stockholder of the Company for any purpose.

        (b)    Consideration for Grant.    Participant shall not be required to pay any cash consideration for the grant of an Award. In the case of grants of Units and Performance Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant's performance of services to the Company from the grant date to the date of vesting shall be deemed to be consideration for the grant, which services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant. The foregoing notwithstanding, an Award may be granted in exchange for the Participant's surrender of another Award or other right to compensation, if and to the extent permitted by the Committee.

        (c)    Insider Trading Policy Applicable.    Participant acknowledges that sales of shares received with respect to Awards will be subject to the Company's policies regulating trading by directors, employees and consultants.

        10    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

        11.    Integration.    This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

        12.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

        13.    Data Privacy.    For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participants' consent to the use and transfer of certain personal information necessary to administer the Plan and any Awards the Participants may receive. Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant's receipt of any Awards, including any right to exercise an Option, receive the shares of Common Stock following vesting of an award of Units or Performance Units or retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant's consent to the use and transfer of such personal information pursuant to the consent previously executed by the Participant or, if the Participant has not previously executed such a consent, to the provisions of the consent form which accompanies this Agreement (as such form may be supplemented from time to time). Participant's execution of this Agreement constitutes acceptance and ratification of this condition and the Participant's consent to the use and transfer of certain personal information in connection with the

Participant's participation in the Plan pursuant to the provisions of such consent form (as such form may be supplemented from time to time).

        14.    Plan Administrator.    The Company has retained Fidelity Stock Plan Services, LLC as a third-party administrator to assist in the administration and management of the Plan (the "Plan Administrator" or "Fidelity"). A listing of all Awards may be viewed through the Plan Administrator's website at www.NetBenefits.com once the Participant has established an account with the Plan Administrator. The Plan Administrator shall handle the processing of Option exercises and vesting and settlement of Units and Performance Units. The Company reserves the right to replace Fidelity as the Plan Administrator at any time in the Company's sole discretion.

        15.    Participant Acknowledgment.    The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Awards shall be final and conclusive.

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        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION
By:
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer
PARTICIPANT:
XXXXXXXXX

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  Exhibit (d)(5)
SCIENTIFIC GAMES CORPORATION 2003 INCENTIVE COMPENSATION PLAN
TERMS AND CONDITIONS OF EQUITY AWARDS TO NON-EMPLOYEE DIRECTORS